SCHEDULE 14C INFORMATION

                 Information Statement Pursuant to Section 14(c)

                     of the Securities Exchange Act of 1934

Check the appropriate box:

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                             DIVOT GOLF CORPORATION

           (Name of small business issuer as specified in its charter)

                               Delaware 56-1781650

      (State or other jurisdiction of (I.R.S. Employer Identification No.)
                         incorporation or organization)

                927 Lincoln Road, Suite 200 Miami Beach, FL 33139

                    (Address of principal executive offices)

                                ----------------

                                 (305) 538-2727

                           (Issuer's telephone number)

                                ----------------

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


                 INFORMATION STATEMENT OF DIVOT GOLF CORPORATION

               927 Lincoln Road, Suite 200, Miami Beach, FL 33139

I.  NOTICE OF ACTIONS TAKEN BY WRITTEN CONSENT OF SHAREHOLDERS

         This Information Statement is being furnished on behalf of the board of directors of Divot Golf Corporation, a Delaware corporation with principal offices at 927 Lincoln Road, Suite 200, Miami Beach, FL 33139 (the "Company"). The Company's telephone number is (305) 538-2727.

         This Information Statement is being provided to inform all nonconsenting shareholders of the corporate actions that were approved by the holders of a majority of the Company's capital stock. On March 1, 2000, holders of 50.16% of the Company's 29,770,309 then-outstanding shares of common stock (14,933,336 shares), par value $0.001 ("Common Stock"), gave written consent to several corporate actions. Pursuant to Section 228 of the Delaware General Corporation Law. This written consent was obtained in lieu of a shareholders meeting.

         The actions taken by means of the written consent consisted of the following: (a) The shareholders authorized the Company to amend its Articles of Incorporation by changing the Company's name to "OrbitTravel.com Corporation";
(b) The shareholders approved the appointment of Ernst & Young L.L.P., and BDO Siedman LLC Certified Public Accountants, as the auditors for the ensuing year;
(c) The shareholders approved, adopted and ratified the settlement agreements set forth and described in the Company's 1999 annual report on Form 10-KSB; and
(d) The shareholders approved, adopted and ratified the Executive Employment Agreements executed between the Company and Joseph R. Cellura, David A. Noosinow, and Douglas R. Dollinger.

         For more information on each of the actions approved by the shareholders, see "Actions Taken Pursuant to the Written Consent" below. These actions were approved by holders of a majority of the Common Stock outstanding on March 1, 2000 and their written consent shall be effective once proper notice of these actions has been delivered to all nonconsenting shareholders.

         The Company is sending this Information Statement to all shareholders of record as of March 1, 2000 ("Record Shareholders") and we will begin mailing these materials on April 3, 2000. The effective date for these corporate actions will be April 20, 2000.

         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

II.  ACTIONS TAKEN PURSUANT TO THE WRITTEN CONSENT

A. Approval of Change of Name. On March 1, 2000, a majority of the Company's shareholders consented to an amendment to the Company's
          Articles of Incorporation changing the Company's name to OrbitTravel.com Corporation. Of the 29,770,309 shares issued and outstanding on that date, shareholders owning 14,933,336 shares, or 50.16% of the outstanding Common Stock, voted to approve this name change. On March 21, 2000, the Company filed an Amendment to its Certificate of Incorporation which changed the name of the Company to "OrbitTravel.com Corporation." On the same date, the company filed an Amendment to the Certificate of Incorporation of its wholly-owned subsidiary, "OrbitTravel.com, Inc.", which changed its name to "OrbitMedia.com, Inc.". The Company's name change will be effective April 20, 2000. FOLLOWING THE EFFECTIVE DATE OF THE NAME CHANGE, THE COMPANY WILL NO LONGER REFER TO ITSELF AS "DIVOT GOLF CORPORATION."

B. Approval of Auditors. By unanimous resolution effective March 1, 2000, the Company's shareholders approved the appointment of Ernst & Young L.L.P., and BDO Siedman LLC Certified Public Accountants, as the auditors for the ensuing year. Of the 29,770,309 shares issued and outstanding on that date, shareholders owning 14,933,336 shares, or 50.16% of the outstanding Common Stock, voted to approve this appointment. This appointment will be effective April 20, 2000.

C. Approval of Settlement Agreements: By unanimous resolution effective March 1, 2000, the Company's shareholders approved, adopted, and ratified the settlement agreements set forth and described in the Company's 1999 annual report on Form 10-KSB. Of the 29,770,309 shares issued and outstanding on that date, shareholders owning 14,933,336 shares, or 50.16% of the outstanding Common Stock, voted to approve these settlement agreements. This approval will be effective April 20, 2000. Copies of the approved settlement agreements are appended to the Company's Form 10-KSB, and are described in the Form 10-KSB as follows:

         On October 22, 1998, Robert Hochstein filed a complaint in federal court against us, Mr. Cellura and other entities controlled by Mr. Cellura alleging that we violated various federal and state securities laws. On February 16, 2000, we and Mr. Hochstein executed a settlement pursuant to which we agreed to pay $150,000 and to issue 850,000 shares of our common stock (of which we had already issued 400,000 shares) in settlement of this dispute. We issued 450,000 shares to Mr. Hochstein on February 25, 2000. We paid him $100,000 on February 17, 2000 and have agreed to pay the additional $50,000 by June 16, 2000. If we fail to pay the $50,000 when due or the remaining 450,000 shares of our common stock are not freely tradeable by the terms of the settlement agreement, we have agreed that a judgment for $575,000 may be entered into against us, Mr. Cellura and other entities controlled by Mr. Cellura. If the price of our common stock falls below 30 cents per share for two trading days before March 18, 2000, we have agreed to repurchase up to 400,000 shares of our common stock which Mr. Hochstein has not liquidated prior to that date for 30 cents per share. Prior to March 18, 2000, the common stock traded at a price less than $0.30 per share for two trading days.

         In January and May of 1999, a group of our former stockholders and employees and stockholders and employees of various companies that we acquired in April 1998, which formerly were controlled by Mr. Cellura, our chief executive officer, filed three lawsuits in the United States District Court for the Southern District of New York against us, these various acquired corporations, Mr. Cellura and several of our other executive officers and stockholders. The complaints alleged, among other things, that (1) we had failed to issue an aggregate of 15.0 million shares of our common stock (such number of shares is prior to the effect of a 15-for-1 reverse stock split effected with regard to our common stock on June 2, 1998), (2) we and our officers committed fraud in the issuance of securities, and (3) various breaches of contract. The parties to the lawsuit entered into a settlement agreement as of June 29, 1999 pursuant to which the plaintiffs agreed to release the defendants from all of the claims in the lawsuits in exchange for: (1) a note payable in the amount of $225,000; (2) the issuance of 7.65 million shares of our common stock; and (3) the assignment by Mr. Cellura of all of his rights, title or interest to the profits generated from a few parcels of land in the World Golf Village. Mr. Cellura assigned these rights to the plaintiffs on June 24, 1999. In August 1999, we instructed our transfer agent to issue these shares, which were ultimately issued on February 29, 2000. As of March 13, 2000, we have not repaid any amounts due under the $225,000 note payable. This note payable currently matures on March 31, 2000. We cannot assure you that we will have sufficient funds available to repay the note payable upon maturity or that we would be able to extend the maturity date of the note payable. If we are not able to repay the note payable according to its terms, we cannot assure you that the plaintiffs will not seek court action to enforce the terms of the settlement agreement. We would incur substantial expenses if we must defend any additional actions in connection with these lawsuits.

         In June 1999, Joseph R. Cellura, our chief executive officer, threatened to file a lawsuit against us alleging, among other things, that: (1) Mr. Cellura suffered substantial monetary loss in the defense of the lawsuits we refer to in the previous paragraph; (2) Mr. Cellura suffered real and substantial damage to his personal character as a result of the filing of these lawsuits; (3) we failed to issue to Mr. Cellura and other stockholders in various companies controlled by him an aggregate of 20.0 million shares of our common stock and 5.0 million options to purchase shares of our common stock (such number of shares is prior to the effect of a 15-for-1 reverse stock split effected with regard to our common stock on June 2, 1998); and (4) we failed to indemnify Mr. Cellura as required by our indemnity agreement with him in connection with these lawsuits. We and Mr. Cellura agreed to enter into a settlement agreement, effective as of June 29, 1999, pursuant to which Mr. Cellura agreed to release us from these claims in exchange for: (1) a note payable in the amount of $250,000; and (2) the issuance of approximately 27.34 million shares of our common stock. As of February 16, 2000, we have repaid $64,000 due under the $250,000 note payable. This note payable currently matures on April 30, 2000. We cannot assure you that we will have sufficient funds available to repay the remaining amounts outstanding under the note payable upon maturity or that we would be able to extend the maturity date of the note payable. If we are not able to repay the note payable according to its terms, we cannot assure you that Mr. Cellura will not seek court action to enforce the terms of the settlement agreement. We would incur substantial expenses if we must defend any such court action.

         Kirk Scoggins, a holder of our convertible preferred stock, paid $97,915 on our behalf during 1998 to satisfy some of our payroll obligations to employees. In full satisfaction of the amounts we owe to Mr. Scoggins and other litigation threatened by Mr. Scoggins, we entered into a settlement agreement with Mr. Scoggins as of January 31, 2000 pursuant to which we have agreed to issue to Mr. Scoggins approximately 4.5 million shares of our common stock and deliver to Mr. Scoggins specific items of personal property owned by us and by Mr. Cellura.

         Clifford F. Bagnall, one of our former directors and a current executive officer, had threatened to file a lawsuit against us alleging that we owe Mr. Bagnall amounts due under his employment contract in force while he was an executive officer and that (1) Mr. Bagnall suffered substantial monetary loss in the defense of the May 1999 lawsuits by the former stockholders of various companies formerly controlled by Mr. Cellura; (2) Mr. Bagnall suffered real and substantial damage to his personal character as a result of the filing of the lawsuits; and (3) we failed to indemnify Mr. Bagnall as required by our indemnity agreement with him in connection with these lawsuits. We and Mr. Bagnall agreed to enter into a settlement agreement, effective as of January 31, 2000, pursuant to which Mr. Bagnall agreed to release us from this claim in exchange for: (1) a note payable in the amount of $100,000; and (2) the issuance of 5.3 million shares of our common stock. As of March 13, 2000, we have not repaid any amounts due under the $100,000 note payable. This note payable currently matures on May 15, 2000. We cannot assure you that we will have sufficient funds available to repay the note payable upon maturity or that we would be able to extend the maturity date of the note payable. If we are not able to repay the note payable according to its terms, we cannot assure you that Mr. Bagnall will not seek court action to enforce the terms of the settlement agreement. We would incur substantial expenses if we must defend any such court action.

         Kenneth Craig, one of our former directors and executive officers, had threatened to file a lawsuit against us alleging that we owe Mr. Craig amounts due under his employment contract in force while he was an executive officer. We and Mr. Craig agreed to enter into a separation agreement, effective as of September 1, 1999, pursuant to which Mr. Craig agreed to release us from this claim in exchange for: (1) a note payable in the amount of $75,000; and (2) the issuance of 3.5 million shares of our common stock. As of March 13, 2000, we have not repaid any amounts due under the $75,000 note payable. This note payable currently matures on June 30, 2000. We cannot assure you that we will have sufficient funds available to repay the note payable upon maturity or that we would be able to extend the maturity date of the note payable. If we are not able to repay the note payable according to its terms, we cannot assure you that Mr. Craig will not seek court action to enforce the terms of the settlement agreement. We would incur substantial expenses if we must defend any such court action.

D.        Approval  of  Employment   Agreements.   By  unanimous  resolution
          effective March 1, 2000, the Company's shareholders approved, adopted, and ratified the Executive Employment Agreements executed between the Company and Joseph R. Cellura, David A. Noosinow, and Douglas R. Dollinger. Of the 29,770,309 shares issued and outstanding on that date, shareholders owning 14,933,336 shares, or 50.16% of the
          outstanding   Common  Stock,   voted  to  approve   these   Employment
          Agreements. This approval will be effective April 20, 2000. Mr. Dollinger, a shareholder as of the record date, abstained from consenting to the approval of his employment agreement. Copies of the approved Employment Agreements are appended to the Company's Form 10-KSB, and the material terms of those agreements are described in the Form 10-KSB as follows:

         We  have  entered  into   employment   agreements  with  our  executive
         management,  including  a  seven-year  employment  agreement  with  Mr.
         Cellura that was effective as of June 24, 1999. Under our agreement with Mr. Cellura, we have agreed to pay him an annual base salary of at least $250,000. We have also agreed to reimburse Mr. Cellura approximately $9,000 per month to enable Mr. Cellura to maintain an office and residence in New York City. In addition to these amounts, we have agreed to pay Mr. Cellura an annual performance/incentive bonus on the following terms:

         Our Fiscal Year Revenue                            Mr. Cellura's Bonus

         $0 to $2.0 million ................................. 5% of base salary
         $2.0 million to $5.0 million .......................15% of base salary
         $5.0 million to $10.0 million ..................... 30% of base salary
         $10.0 million or greater .......................... 50% of base salary

          In addition to these revenue-based bonuses, we have agreed to pay Mr. Cellura, Mr. Noosinow and Mr. Dollinger an aggregate bonus, to share ratably with each other, equal to two percent of the gross proceeds that we receive in connection with public and private equity and debt offerings. We have also agreed to pay Mr. Cellura, Mr. Noosinow and Mr. Dollinger an aggregate bonus, to share ratably with each other in the event a third party acquires us, equal to five percent of the purchase price.

         The employment agreement with Mr. Cellura also provides for the issuance of 5.0 million options to purchase shares of our common stock upon our adoption of a new stock option plan, all of which will be immediately exercisable. Mr. Cellura's employment agreement provides anti-dilution protection to Mr. Cellura such that in the event we ever issue any additional shares at a price less than the exercise price then in effect for the options granted to Mr. Cellura, the exercise price of his options will be proportionately reduced. In addition to requiring us to record compensation expense each time the exercise price of his options is reduced, this provision could have the effect of discouraging us from undertaking various financing transactions in the future that may otherwise be in your best interest.

         If we terminate Mr. Cellura's employment agreement without cause at any time during the term of his seven-year employment agreement, we are required to fulfill the following severance obligations:

(1) we must continue to reimburse Mr. Cellura after termination of his employment for approximately $9,000 per month to enable
         Mr. Cellura to maintain an office and residence in New York City for the balance of the term of the agreement;

(2) in the event Mr. Cellura continues after termination of his employment to hold options, warrants or other securities convertible into our common stock, the exercise prices of such securities will be proportionately reduced if we issue common stock at a price lower than the exercise price then in effect for his convertible securities;

(3) we must pay Mr. Cellura a lump sum equal to the sum of the present value of 100% of his base salary for the balance of the term of the employment agreement;

(4)      we must pay Mr. Cellura an additional lump sum equal to $1.25 million;

(5) we must execute a UCC-1 financing statement on behalf of Mr. Cellura enabling him to record a lien against our assets to secure payment of the $1.25 million severance payment;

         In addition, regardless of whether or not we have previously terminated Mr. Cellura's employment, if upon expiration of Mr. Cellura's seven-year employment term, we elect not to offer Mr. Cellura an additional five-year employment contract, we must pay him an additional lump sum of $900,000.

         We may only avoid  these  severance  obligations  if we  terminate  Mr.
         Cellura's employment for cause. In order for us to terminate Mr. Cellura's employment for cause, we must follow the procedures set forth in his employment agreement. We would be required to give Mr. Cellura 90 days' prior written notice of his termination for cause. Mr. Cellura would have 90 additional days to elect whether or not to object to his termination. If Mr. Cellura objects, our board would be required to convene a special meeting within 30 days, at which Mr. Cellura would have the right to attend, to review his objection and determine whether or not sufficient evidence exists to terminate Mr. Cellura's employment for cause. Mr. Cellura may again object to our board's determination by filing a request for arbitration of this matter within 30 days of the board's determination. The arbitration would be required to take place within 60 days of notice of the request. If Mr. Cellura objects to termination of his employment for cause, Mr. Cellura would remain in his position as our chief executive officer, and continue to receive amounts due to him under the employment agreement, until the matter has been finally determined. This process could take up to 10 months. Even if we are successful in terminating Mr. Cellura's employment for cause, if upon expiration of Mr. Cellura's seven-year employment term, we elect not to offer Mr. Cellura an additional five-year employment contract, we must pay him an additional lump sum of $900,000.

         In addition to our employment agreement with Mr. Cellura, we have entered into employment agreements with each of our other executive officers. We have filed each of these agreements as an exhibit to this Annual Report on Form 10-KSB. Our agreements with Messrs. Noosinow and Dollinger are substantially similar to our agreement with Mr. Cellura except as follows: (1) Mr. Noosinow's base salary is at least $225,000 and his severance payment upon termination without cause would be $900,000; and (2) Mr. Dollinger's base salary is at least $180,000 and his severance payment upon termination without cause would be $900,000.

III. PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of March 1, 2000, the number and percentage of shares of the Company's common stock owned beneficially, by class and on a combined basis, by (i) each current director, (ii) each executive officer, (iii) all executive officers and directors as a group, and (iv) each person who is known by us to own beneficially more than 5% of our common stock. Except as otherwise indicated, the beneficial owners listed in the table have sole voting and investment powers with respect to the shares.

                                                                             Percentage of
         Shareholder                        Shares Owned               Beneficial Ownership
         ----------------------------------------------------------------------------------
         SIRHC Holdings                       5,133,333                         17.24%
         Kirk Scoggins                        2,200,000                           7.39%
         Leon Leavitt                         2,000,000                           6.72%
         Douglas R. Dollinger1                2,500,000                           8.40%
                                              ---------                           -----

         Totals                             14,933,336                          39.75%
                                            ----------                          ------




1.   Mr.  Dollinger,   General  Counsel  and  Director  of  the  company  and  a
     shareholder as of the record date, abstained from consenting to the approval of his employment agreement. Therefore, a total of 12,433,336 shares voted to approve Mr. Dollinger's employment agreement, an amount which falls below the majority. We expect to ask our shareholders to approve Mr. Dollinger's employment agreement at the next annual meeting of shareholders.